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                                                                    Exhibit 10.f

                   EMPLOYMENT AGREEMENT WITH ROBERT D. WELDING




                                                      December 10, 2003



Mr. Robert D. Welding
1478 High Court
Bloomfield Hills, MI 48602

Dear Mr. Welding:

Pursuant to authorization of its Board of Directors (the "Board"), this letter will set forth certain of the terms and conditions of your continuing employment by Federal Signal Corporation ("Federal") as an executive officer of Federal. By your acceptance hereof you agree that your employment shall continue upon the terms and conditions hereinafter set forth.

1.       Term, Compensation and Services

         1.1 The term of your employment pursuant to this agreement shall continue from the date hereof until the December 31 following your 65th birthday, subject to earlier termination of employment by Federal or you as hereinafter provided.

         1.2 During the term of your employment, you will be compensated at the annual rate as may from time to time be fixed by resolution of the Board, provided, however, that your annual rate of compensation shall in no event be less than $600,000 and provided further that such minimum annual rate may be increased by resolution of the Board which resolution shall be binding on Federal for the remaining term of this agreement. Your annual compensation shall be payable monthly and you shall be reimbursed for business, travel and entertainment expenses in accordance with Federal's prevailing policies. In its discretion, the Board may pay you additional salary or bonuses.

         1.3 You agree to devote your full business time and efforts to the rendition of such services to Federal as may be designated by the Board, subject, however, to customary vacations and provided that you shall be excused from performing services during any period of absence or inability relating to illness or physical or mental disability. You will at all times be subject to the direction and supervision of the Board. You may devote a reasonable amount of time to civic and community affairs but shall not perform services during the term of your employment for any other business organization in any capacity without the prior consent of the Board.

2.       Termination

         2.1 Your employment shall be subject to termination by Federal at any time for cause if you shall fail in any material respect to perform your duties hereunder (other than by reason of illness or physical or mental disability), shall breach any provision hereof in any material respect, or shall engage in any dishonest or fraudulent acts or conduct in the performance of your duties to Federal. Termination by Federal pursuant to the preceding sentence shall require that you receive thirty days prior written notice of the basis for termination and that you fail to cure or correct the basis for the termination during such thirty day period. In addition, you may, at your option, voluntarily terminate your employment hereunder by giving Federal at least 90 days prior written notice



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thereof. Upon any termination under this paragraph 2.1, all obligations of
Federal hereunder shall immediately terminate and, without limiting the foregoing, Federal shall have no obligation under this agreement to make payments to you in respect of any period subsequent to such termination. However, termination under this paragraph shall not affect Federal's obligations, if any, to make payments as required by other compensation or employee benefit plans maintained by Federal.

         2.2 Your employment shall be subject to termination by Federal at any time without cause by notifying you in writing of such termination not less than ten days prior to the effective date thereof. Upon any termination of employment pursuant to this paragraph 2.2, Federal shall be obligated to pay to you, or to your designated beneficiary if you shall not be living, an amount equal to one year's salary at the minimum annual rate then in effect, or, if less, an amount equal to the period from termination until the December 31 following your 65th birthday. The total amount owing to you or your designated beneficiary under this paragraph 2.2 shall be paid in twelve equal monthly installments. Installment payments shall commence as soon as practicable following the effective date of termination and shall not bear interest. For purposes of this paragraph 2.2 any material breach by Federal of its obligations hereunder which are not cured after thirty days written notice given to Federal by you, may, at your option, be treated by you as a termination of your employment without cause. Amounts payable to you under this paragraph 2.2 shall be in addition to other payments, if any, required by other compensation or employee benefit plans maintained by Federal.

         2.3 (a) In the event that a "change of control" (as hereinafter defined) of Federal occurs during the term of this agreement, you may at your option terminate this agreement any time during the one year following such change of control by giving thirty days prior written notice of termination to Federal. Upon such termination, Federal shall be obligated to pay to you or your designated beneficiary (if you are deceased), immediately in one lump sum an amount equal to your average annualized W-2 compensation for the five most recent taxable years ending before the date on which the change of control occurs (if you have less than five years of employment with Federal, your average annualized W-2 compensation shall be the average of the actual years of your employment with Federal), multiplied by three and then reduced by $1.00. In the event of termination by you under this paragraph 2.3, you shall also be entitled to receive all payments and compensation under any other compensation or employee benefit plans of Federal. Furthermore, to the extent you are not fully vested under any such plan, amounts payable under any such other plan shall be supplemented by Federal to the extent necessary so that the amounts payable under such plan are at least equal to the amount you would have received had you remained employed by Federal at the minimum salary then in effect until your 65th birthday.

                  (b) A "change of control" shall mean (i) the filing with the Securities and Exchange Commission by any person or "group" of a report disclosing beneficial ownership by such person or group of shares of stock entitled to cast more than 40% of the votes in the election of directors, or
(ii) the election of any person or persons as a director or directors at a meeting of Federal's stockholders at which proxies solicited on behalf of Federal's Board or management were not voted in favor of the election of such person or persons, or (iii) the occurrence of any other event which would require an affirmative response to Item 6(e) of Schedule 14A (the Proxy Statement Disclosure Rules) as now in effect, regarding a change of control. The date of a change of control specified in clause (iii) shall be the date Federal is first advised by its counsel or counsel specified in the next sentence that an event of the type specified in clause (iii) has occurred. Any dispute as to whether an event specified in clause (iii) of the preceding sentence has occurred shall be conclusively resolved by an opinion of independent counsel selected by the Chairman of the Securities Law Committee of the Chicago Bar Association, which may be requested by you or Federal at any time.




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         2.4 In the event of your death prior to the effective date of any termination of your employment pursuant to paragraphs 2.1, 2.2 or 2.3 hereof, Federal shall be obligated to pay to your designated beneficiary, in not more than eighteen equal monthly installments, an amount equal to one year's compensation at the minimum annual rate in effect hereunder at the date of death. Installment payments shall commence as soon as practicable following the date of death and shall not bear interest. This payment is in addition to any Company life insurance you may be entitled to under Federal's benefit plans.

         2.5 In no event shall any termination of your employment under any provision of this agreement relieve you from complying fully with your agreements set forth in paragraphs 3.1 and 3.2 hereof.

3.       Non-competition and Trade Secrets Agreements

         3.1 During the term of your employment and for a period of thirty-six months following termination of employment for any reason, or following expiration of the term hereof, you agree that you will not directly or indirectly act as an officer, director, consultant, employee or principal for any entity which is competitive with Federal. An entity is deemed competitive with Federal if it is engaged in a line of business in which Federal has derived at least 10% of its revenues during the two years prior to termination of employment in the same geographic area in which Federal conducts such business.

         3.2 You further covenant that at no time following such termination of employment will you, without prior written consent of Federal, divulge to anyone any trade secret or confidential corporation information concerning Federal or otherwise use any such information to the detriment of Federal.

         3.3 Paragraph 3.1 shall not prohibit you from investing in any securities of any corporation which is competitive with Federal whose securities, or any of them, are listed on a national securities exchange or traded in the over-the-counter market if you shall own less than 3% of the outstanding voting stock of such corporation.

4.       General Provisions

         4.1 In the event you shall inquire, by written notice to Federal, whether any proposed action on your part would be considered by Federal to be prohibited by or in breach of the terms hereof, Federal shall have forty-five days after the giving of such notice, to express in writing to you its position with respect thereto, and in the event such writing shall not be given to you, such proposed action (as set forth in your notice to Federal) shall not be a violation of or in breach of the terms hereof.

         4.2 The term "designated beneficiary" as used in this agreement shall mean such person or persons as you designate to receive payments hereunder in the latest written notice received by the Company from you which specifies a person or persons as a designated beneficiary hereunder and in the absence of such written notice shall mean your estate. Federal may conclusively rely on any written notice specifying or changing a designated beneficiary which it believes to be authentic.

         4.3 Except as context otherwise requires, reference herein to Federal shall include its subsidiaries and references to the Board shall include committees thereof to the extent that any applicable powers of the Board are or shall be delegated to any such committees.

         4.4 The terms and conditions hereof shall constitute the entire agreement between the parties and shall supersede all prior written or oral understandings between you and Federal concerning the subject matter hereof. The agreement may not



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be amended or altered except in writing signed by the parties and approved by a resolution of the Board. Neither party may assign its rights hereunder without the written consent of the other.

         4.5 All notices required or permitted to be given pursuant to this agreement shall be given in writing, if to you, then at the address set forth at the beginning hereof or at such other address as you may specify in writing to Federal; and, if to Federal, then to the Secretary of Federal at Federal's corporate office. All notices shall be deemed to have been given when delivered in person, or if mailed, 48 hours after depositing same in the United States mail, properly addressed, and postage prepaid.

         4.6 In the event that you or your designated beneficiary shall be required to commence litigation to enforce you rights under this agreement or otherwise your rights under this agreement shall ever be involved in any litigation, the Company shall indemnify you or your designated beneficiary against all costs and expenses (including attorneys fees) reasonably incurred by you in connection with such litigation except to the extent that it is determined by the court in such litigation that you are not entitled to such indemnification because you breached your obligations hereunder. The Company shall, prior to the outcome or settlement of such litigation, advance funds to you or your designated beneficiary as you or your designated beneficiary request for the purpose of paying your reasonable legal fees and expenses pending the outcome or settlement of such litigation provided that, as a condition of such advances, you or your designated beneficiary execute a written undertaking agreeing to return to the Company all amounts so advanced together with 12% per annum interest thereon if it is determined by the court that you are not entitled to indemnification under this paragraph 4.6.

                                        Very truly yours,

                                        FEDERAL SIGNAL CORPORATION

                                        By:
                                            ------------------------------------
                                             Chairman of the
                                             Compensation and Benefits Committee
Acceptance:

The foregoing terms and
conditions are accepted and
agreed to effective this _____
day of _____________, 2003



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